Exhibit 99.1

April 2, 2026

Flutter Entertainment plc (“Flutter” the “Company”)

Retirement of Director

Flutter hereby announces that Alfred F. Hurley, Jr, an independent Director of the Company since June 2016, has notified the Board of Directors (the “Board”), having completed a ten-year term, of his decision to retire and not to stand for re-election at Flutter’s 2026 Annual General Meeting to be held on May 29, 2026.

John Bryant, Chair of Flutter, commented: “On behalf of the Board, I want to thank Al for his ten years of dedicated service, including his significant contributions during our U.S. listing transition, and exceptional stewardship of our Compensation and Human Resources Committee. We wish him every success ahead.”

With effect from the conclusion of the Annual General Meeting on May 29, 2026, Nancy Dubuc will replace Mr. Hurley as Chair of the Compensation and Human Resources Committee.

Enquiries:

Edward Traynor

Company Secretary

+353872232455